BLACK DIAMOND, INC.

EXHIBIT 21.1

SUBSIDIARIES OF BLACK DIAMOND, INC.

The following are subsidiaries of Black Diamond, Inc. as of December 31, 2015 and the jurisdictions in which they are organized.

Company	State or Jurisdiction of Incorporation/Organization

Everest/Sapphire Acquisition, LLC	Delaware

Black Diamond Equipment, Ltd.	Delaware

Black Diamond Retail, Inc.	Delaware

Black Diamond Equipment AG	Switzerland

Black Diamond Equipment Asia Ltd.
(a/k/a Black Diamond Sporting Equipment
(ZFTZ) Co. Ltd.)	China

BD European Holdings, LLC	Delaware

Ember Scandinavia AB	Sweden

Black Diamond Austria GmbH	Austria

PIEPS GmbH	Austria

PIEPS Service LLC	Delaware

BD North American Holdings, LLC	Delaware